Exhibit 99.1

FOR IMMEDIATE RELEASE

Mountain & Co. I Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants Commencing December 27, 2021

Zurich, December 27, 2021 – Mountain & Co. I Acquisition Corp. (the “Company”) today announced that, commencing December 27, 2021, holders of the units sold in the Company’s initial public offering of 23,000,000 units completed on November 12, 2021, including the 3,000,000 units sold pursuant to the exercise of the underwriters’ over-allotment option, may elect to separately trade the shares of Class A common stock and warrants included in the units. Shares of Class A common stock and warrants that are separated will trade on the Nasdaq Global Market (the “Nasdaq”) under the symbols “MCAA” and “MCAAW,” respectively. Those units not separated will continue to trade on the Nasdaq under the symbol “MCAAU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate such holders’ units into shares of Class A Common Stock and redeemable warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from the offices of Credit Suisse Securities (USA) LLC, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Attn: Prospectus Department or by e–mail at usa.prospectus@credit-suisse.com.

About Mountain & Co. I Acquisition Corp.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination opportunity in any industry or geographical location, the Company intends to focus on the consumer internet and B2B digital infrastructure sectors.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Media Contact

Liz Young

youngelizann@gmail.com